Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

March 18, 2004

(415) 393-8200

SERENA Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

Re:	Registration Statement on Form S-4 of SERENA Software, Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of SERENA Software, Inc., a Delaware corporation (the “Corporation”), filed under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to 6,056,530 shares (the “Shares”) of the Corporation’s common stock, par value $0.001 per share (“SERENA Share”), to be issued in connection with the offer by the Corporation (the “Offer”) for (i) all issued and to be issued ordinary shares of 2p each (“Merant Shares”) of Merant plc (“Merant”) for 136.5 pence in cash and 0.04966 of a new SERENA Share for every 1 Merant Share and (ii) all American Depositary Shares of Merant (“Merant ADSs”), each representing five Merant Shares and evidenced by American Depositary Receipts, for 682.5 pence in cash and 0.2483 of a new SERENA Shares for every 1 Merant ADS.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Corporation and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Corporation of the Shares in connection with the Offer has been duly authorized and (ii) when issued as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP